UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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First Acceptance Corporation

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FIRST ACCEPTANCE CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 9, 2006
To our Stockholders:
     The 2006 annual meeting of stockholders of First Acceptance Corporation will be held Thursday, November 9, 2006, at 9:30 a.m., central time, at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas 75201. At the meeting, stockholders will vote on the following matters:
1.	Election of nine directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	Ratification of the appointment of Ernst & Young, LLP as our independent auditors for the fiscal year ending June 30, 2007; and

3.	Any other matters that may properly come before the meeting.
     Stockholders of record at the close of business on October 3, 2006 are entitled to notice of and to vote at the meeting.
     Your vote is important. Please COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD in the enclosed stamped envelope in order that as many shares as possible will be represented.
By Order of the Board of Directors,
Thomas M. Harrison, Jr.
Secretary
Nashville, Tennessee
October 9, 2006

FIRST ACCEPTANCE CORPORATION
3813 GREEN HILLS VILLAGE DRIVE
NASHVILLE, TENNESSEE 37215

PROXY STATEMENT

     The Board of Directors of First Acceptance Corporation is soliciting proxies to be used at the 2006 annual meeting of stockholders. This proxy statement and the enclosed proxy will be first mailed to stockholders on or about October 9, 2006.
ABOUT THE MEETING
What Is the Purpose of the Annual Meeting?
     At our annual meeting, stockholders will vote on the matters outlined in the accompanying notice of meeting. In addition, our management will report on our performance during fiscal 2006 and respond to questions from stockholders.
Who Is Entitled to Vote?
     Only stockholders of record at the close of business on the record date, October 3, 2006, are entitled to receive notice of the annual meeting and vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon.
What Constitutes a Quorum?
     For purposes of voting on all matters, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of the record date, 47,584,763 shares of our common stock were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting. Broker nonvotes also will be included in the calculation of the number of shares considered to be present at the meeting.
How Do I Vote?
     If you complete and properly sign the accompanying proxy card and return the card to us, the card will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.
Can I Change My Vote After I Return My Proxy Card?
     Yes. You can revoke your proxy at any time before it is exercised in any of three ways:
•	by submitting written notice of revocation to the Secretary;

•	by submitting another proxy that is later dated and properly signed; or

•	by voting in person at the meeting.

What Are the Board’s Recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth below, and a description of each item is included in this proxy statement. In summary, the Board recommends a vote:
•	for election of each of the nominated directors (see page 4); and

•	for ratification of the appointment of Ernst & Young, LLP as our independent auditors for the fiscal year ending June 30, 2007 (see page 16).
     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
What Vote Is Required to Approve Each Proposal?
     Each of the director nominees must receive affirmative votes from a plurality of the votes cast to be elected. This means that the nine nominees receiving the greatest number of votes will be elected as directors. The approval of the ratification of the appointment of Ernst & Young, LLP as our independent auditors, as well as any other matter that properly comes before the meeting, in order to be approved, must receive affirmative votes from a majority of the shares represented in person or by proxy and entitled to vote on the matter. If you abstain from voting on the election of directors, your abstention will have no effect on the outcome, provided that a quorum has been established. If you abstain from voting on the ratification of the appointment of Ernst & Young, LLP as our independent auditors, your abstention will have the same effect as a vote against the proposal.
Will My Shares Be Voted if I Do Not Sign and Return My Proxy Card?
     If you are a registered stockholder and do not sign and return your proxy card, your shares will not be voted at the annual meeting. If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on nonroutine matters. Under the New York Stock Exchange rules, the proposals relating to the election of directors and the ratification of the appointment of Ernst & Young, LLP as our independent auditors are deemed to be routine matters with respect to which brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares.
What Is a “Broker Nonvote?”
     Under the New York Stock Exchange rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a nonroutine matter, such action is referred to as a “broker nonvote.” Since the election of directors and the ratification of Ernst & Young, LLP as our independent auditors are routine matters, a broker may exercise their voting discretion on both matters without instructions from you.
What Is the Effect of a Broker Nonvote?
     Broker nonvotes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for determining the number of votes cast. A broker nonvote will not affect the outcome of any proposal in the proxy statement, provided that a quorum has been established.

STOCK OWNERSHIP
     The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our current directors, our executive officers named in the Summary Executive Compensation Table in this proxy statement and our current directors and executive officers as a group. Except as indicated in the table, none of our stockholders beneficially owns more than 5% of our common stock. Except as otherwise indicated, all information is as of October 3, 2006.

			Acquirable
	Outstanding		Within 60	Percent of
Name	Shares(1)		Days(2)	Class(3)
Stephen J. Harrison	6,999,999	(4)	50,006	14.8%
Thomas M. Harrison, Jr.	6,999,999	(5)	50,006	14.8%
Michael J. Bodayle	1,421		—	*
William R. Pentecost	2,765		20,000	*
Randy L. Reed	469		20,000	*
Rhodes R. Bobbitt	168,661		—	*
Harvey B. Cash	1,000		—	*
Donald J. Edwards	536,666	(6)	3,725,678	8.3%
Gerald J. Ford	15,673,220	(7)	—	32.9%
Tom C. Nichols	10,500		—	*
Lyndon L. Olson, Jr.	22,000		—	*
William A. Shipp, Jr.	16,000		—	*
All directors and executive officers as a group (14 persons)	30,482,699		3,885,690	66.7%

*	Represents less than 1% of our outstanding common stock.

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

(2)	Reflects the number of shares that could be purchased by exercise of options exercisable on October 3, 2006 or within 60 days thereafter under our stock option plan.

(3)	Pursuant to the rules of the Securities and Exchange Commission, or the SEC, shares of common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner. Likewise, the shares subject to options held by our directors and executive officers that are exercisable within 60 days are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.

(4)	Reflects shares held by the Stephen J. Harrison 2006 Grantor Retained Annuity Trust. Address: 3813 Green Hills Village Drive, Nashville, Tennessee 37215.

(5)	Reflects shares held by the Thomas M. Harrison, Jr. 2006 Grantor Retained Annuity Trust. Address: 3813 Green Hills Village Drive, Nashville, Tennessee 37215.

(6)	Address: Flexpoint Partners, LLC, 676 N. Michigan Avenue, Suite 3300, Chicago, Illinois 60611.

(7)	Includes 563,728 shares owned by Mr. Ford; 11,919,409 shares owned through Hunter’s Glen/Ford Ltd. (“Hunter’s Glen”); 1,229,718 shares owned through Turtle Creek Revocable Trust (“Turtle Creek Trust”); and 1,960,365 shares owned by Jeremy B. Ford, Mr. Ford’s son. Because Mr. Ford is one of two general partners of Hunter’s Glen and the sole stockholder of Ford Diamond Corporation, a Texas corporation and the other general partner of Hunter’s Glen, Mr. Ford is considered the beneficial owner of the shares that Hunter’s Glen owns. Since Mr. Ford is trustee of Turtle Creek Trust, Mr. Ford is considered the beneficial owner of the shares that Turtle Creek Trust owns.
Address: 200 Crescent Court, Suite 1365, Dallas, Texas 75201.

Section 16(a) Beneficial Ownership Reporting Compliance
     The federal securities laws require our directors and officers and persons who own more than 10% of our common stock to timely file with us and the SEC initial reports of ownership and reports of changes in ownership. Based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and officers complied during fiscal 2006 with their reporting requirements.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
     We have adopted Corporate Governance Guidelines that outline the composition, operations and responsibilities of the Board of Directors. The Guidelines require that at least a majority of the members of the Board must be independent, as defined by applicable law and the standards of The New York Stock Exchange. The Board has determined that each of Messrs. Bobbitt, Cash, Nichols, Olson and Shipp are “independent” within the meaning of the rules of The New York Stock Exchange as currently in effect. The Guidelines also require that all of the members of the Audit, Compensation, and Nominating and Corporate Governance committees of the Board must be independent. A copy of our Corporate Governance Guidelines may be found on the corporate governance page of our website at www.firstacceptancecorp.com, and we will send a written copy of our Corporate Governance Guidelines to any stockholder who requests a copy by delivering written notice to Thomas M. Harrison, Jr., Secretary, First Acceptance Corporation, 3813 Green Hills Village Drive, Nashville, Tennessee 37215.
     The non-management members of the Board of Directors meet regularly in executive sessions. The Chairman of the Board of Directors presides over executive sessions of the non-management directors. Stockholders may send communications to the Chairman of the Board of Directors or to any of the non-management directors at 3813 Green Hills Village Drive, Nashville, Tennessee 37215.
Code of Business Conduct and Ethics
     The Board has adopted a Code of Business Conduct and Ethics that outlines the principles, policies and laws that govern our activities and establishes guidelines for professional conduct in the workplace. The Code of Business Conduct and Ethics includes provisions relating to ethical conduct, conflicts of interest, compliance with law and internal reporting of violations of the code. The Code of Business Conduct and Ethics applies to directors as well as executive officers and other employees. Every employee is required to read and certify annually that he or she has read, understands and will comply with the code. A copy of our Code of Business Conduct and Ethics may be found on the corporate governance page of our website at www.firstacceptancecorp.com, and we will send a written copy of our Code of Business Conduct and Ethics to any stockholder who requests a copy by delivering written notice to Thomas M. Harrison, Jr., Secretary, First Acceptance Corporation, 3813 Green Hills Village Drive, Nashville, Tennessee 37215. We intend to disclose amendments to or waivers from the Code of Business Conduct and Ethics for the benefit of our chief executive officer or senior financial officers, if any, on our web site at www.firstacceptancecorp.com.
PROPOSAL 1 — ELECTION OF DIRECTORS
     The Board of Directors is comprised of nine members. The Board of Directors has nominated and recommends to the stockholders Rhodes R. Bobbitt, Harvey B. Cash, Donald J. Edwards, Gerald J. Ford, Stephen J. Harrison, Thomas M. Harrison, Jr., Tom C. Nichols, Lyndon L. Olson, Jr. and William A. Shipp, Jr. for election to serve as directors until our next annual meeting of stockholders and until such time as their respective successors are duly elected and qualified. Each of the director nominees is currently a director and was elected by the stockholders at our 2005 annual meeting of stockholders.
     If any of the nominees should become unable to accept election, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Management has no reason to believe that any of the nominees named above will be unable to serve.

     Certain information with respect to the nominees for election as directors is set forth below.
     Rhodes R. Bobbitt, 61, has served as a director of the company since August 2004. From February 1987 until his retirement in June 2004, Mr. Bobbitt served as managing director and Dallas regional office manager of the Private Client Service Group — Credit Suisse First Boston and its predecessor, Donaldson, Lufkin & Jenrette. Prior to joining Donaldson, Lufkin & Jenrette, Mr. Bobbitt was vice president of security sales in the Dallas office of Goldman Sachs & Co. Mr. Bobbitt is a director of Affordable Residential Communities Inc.
     Harvey B. Cash, 67, has served as a director of the company since November 1996. Mr. Cash has been a general partner of InterWest Partners, a venture capital fund, since 1986. Mr. Cash is a director of Silicon Laboratories, i2 Technologies, Inc., Ciena Corporation, Staktek Holdings, Inc. and Argonaut Group, Inc.
     Donald J. Edwards, 40, has served as a director of the company since July 2002. Mr. Edwards currently is the managing principal for Flexpoint Partners, LLC, a Chicago-based private equity firm, and served as our President and Chief Executive Officer from July 2002 through April 2004. Prior to July 2002, Mr. Edwards served as a Principal in GTCR Golder Rauner, a Chicago-based private equity firm, for over five years.
     Gerald J. Ford, 62, has been Chairman of the Board of Directors and a director of the company since its formation in August 1996. Mr. Ford served as our Chief Executive Officer from our formation until July 2002. He currently is a private investor, and serves as Chairman of the Board of Trustees of Southern Methodist University and as a trustee of Southwestern Medical Foundation. Mr. Ford was the Chairman of the Board, Chief Executive Officer and a director of Golden State Bancorp Inc., a holding company whose primary asset was its indirect ownership of California Federal Bank, from September 1998 through November 2002. Mr. Ford is a director of Freeport-McMoRan Copper & Gold, McMoRan Exploration Co., Scientific Games Corporation and Affordable Residential Communities Inc.
     Stephen J. Harrison, 54, has served as President and Chief Executive Officer and a director of the company since April 2004. In 1995, Mr. Harrison co-founded USAuto Insurance Company, Inc., predecessor of USAuto Holdings, Inc. (“USAuto Holdings”), which we acquired in April 2004, and has served as President and Chief Executive Officer of USAuto Holdings since its inception. Mr. Harrison has over 30 years experience in insurance and related industries, including automobile insurance and insurance agency operations. From 1974 to 1991, he served in various capacities with the Harrison Insurance Agency, a family-owned multi-line insurance agency. From 1991 to 1993, Mr. Harrison served as President of Direct Insurance Company, a non-standard automobile insurance company. Mr. Harrison is the brother of Thomas M. Harrison, Jr., who is Executive Vice President, Secretary and a director of the company.
     Thomas M. Harrison, Jr., 56, has served as Executive Vice President, Secretary and a director of the company since April 2004. In 1995, Mr. Harrison co-founded USAuto Insurance Company, Inc., predecessor to USAuto Holdings, which we acquired in April 2004, and has served as Vice President and Secretary of USAuto Holdings since its inception. He has over 30 years experience in insurance and related industries, including automobile insurance and insurance agency operations. From 1976 to 1995, Mr. Harrison served in various capacities with the Harrison Insurance Agency, a family-owned multi-line insurance agency. Mr. Harrison is the brother of Stephen J. Harrison, who is President, Chief Executive Officer and a director of the company.
     Tom C. Nichols, 59, has served as a director of the company since November 2005. Mr. Nichols has been Chairman, President and Chief Executive Officer of State National Bancshares, Inc. since October 1996. Mr. Nichols has 35 years of highly diversified and progressively responsible experience in the banking and finance industry.
     Lyndon L. Olson, Jr., 59, has served as a director of the company since August 2004. Mr. Olson has served as a senior advisor to Citigroup, Inc., serving as a consultant to senior management, since 2001. Mr. Olson served as United States Ambassador to Sweden from 1998 until 2001. From 1990 to 1998, Mr. Olson served with Citigroup as president and chief executive officer of Travelers Insurance Holdings and the Associated Madison Companies. Prior to joining Citigroup, Mr. Olson served as president of the National Group Corporation and chief executive officer of its National Group Insurance Company.

     William A. Shipp, Jr., 54, has served as a director of the company since August 2004. Mr. Shipp has been principal of W.A. Shipp, Jr. & Co., a financial advisory firm, since July 1995 and has served as treasurer of the Jack C. Massey Foundation since July 1999. From December 1983 to June 1995, Mr. Shipp served as vice president of Massey Investment Company. Prior to joining Massey Investment Company, Mr. Shipp worked for more than eight years in various audit and tax capacities for Ernst & Young. Mr. Shipp is a certified public accountant.
Required Vote; Recommendation of the Board
     The affirmative vote of a plurality of the votes cast by the stockholders entitled to vote at the meeting is required for the election of directors. Abstentions and broker nonvotes will be counted in determining whether there is a quorum, but will not be voted with respect to the proposal. Therefore, so long as a quorum has been established, abstentions and broker nonvotes will have no effect on whether this proposal is approved.
     The Board of Directors recommends that you vote FOR each of the nominees.
How Are Our Directors Compensated?
     Each non-employee director receives an annual retainer of $20,000, payable in equal, quarterly installments in arrears. The Chairman of the Audit Committee of the Board of Directors receives an additional annual retainer of $5,000, payable in equal, quarterly installments in arrears. Non-employee directors also receive a fee of $2,000 for each Board of Directors meeting attended and $1,000 for each board committee meeting attended. In addition, non-employee directors other than Messrs. Ford and Edwards receive an award pursuant to our 2002 Long Term Incentive Plan of 1,000 shares of restricted stock on the date of each annual meeting of our stockholders. The restricted stock is subject to forfeiture if the director ceases to serve as a director of the company during the period of six months following the date of the award, subject to certain exceptions.
What Committees Has the Board Established?
     The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. A copy of the charter for each committee may be found on the corporate governance page of our website at www.firstacceptancecorp.com and is available to any stockholder who requests a copy by delivering written notice to Thomas M. Harrison, Jr., Secretary, First Acceptance Corporation, 3813 Green Hills Village Drive, Nashville, Tennessee 37215.
     Audit Committee. The principal functions of the Audit Committee are (i) to oversee our accounting and financial reporting processes and audits of our financial statements; (ii) to engage or discharge our independent auditors; (iii) to review the nature and scope of the audit, including, but not limited to, a determination of the effectiveness of the audit effort through meetings held at least annually with independent auditors, and a determination through discussion with the auditors that no unreasonable restrictions were placed on the scope or implementation of their examinations; (iv) to oversee and review the independence, qualifications and performance of the auditors; (v) to pre-approve all auditing and non-auditing services to be provided by our independent auditors; (vi) to review our financial statements and disclosures in our periodic reports with management and our independent auditors; (vii) to review our policies with respect to risk assessment, risk management and the quality and adequacy of our internal controls and processes through discussions with and reports from our independent auditors and management; (viii) to establish procedures for handling any complaints relating to accounting, internal controls or auditing matters and to ensure that such complaints are treated confidentially and anonymously; (ix) to review material changes in accounting and reporting principles and practices and discuss with management and outside auditors the selection, application and disclosure of critical accounting policies and practices used in our financial statements; (x) to retain, at our expense, outside counsel, auditors or other experts, consultants or advisors as it deems necessary or appropriate in the performance of its duties; and (xi) to report to the full Board of Directors on the results of its reviews. The Audit Committee operates under a written charter adopted by the full Board of Directors. Members of the Audit Committee are Messrs. Bobbitt, Nichols and Shipp, all of whom are independent directors. Mr. Shipp is an audit committee financial expert, as defined in Item 401(h)(2) of Regulation S-K. During fiscal 2006, the Audit Committee met seven times.

     Compensation Committee. The functions of the Compensation Committee include reviewing and approving the company’s compensation policies, the compensation arrangements for senior management and directors, the compensation and benefit plans in which officers and directors are eligible to participate, and awards under (and otherwise administering) such plans. The Compensation Committee operates under a written charter adopted by the full Board of Directors. Members of the Compensation Committee are Messrs. Cash, Nichols and Olson, all of whom are independent directors. During fiscal 2006, the Compensation Committee met one time.
     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as directors; reviewing the qualifications of incumbent directors and those candidates proposed by a director, executive officer or stockholder; making recommendations to the full Board of Directors regarding such candidates; recommending the candidates that will serve on the various committees of the Board; reviewing Board composition; and reviewing the management succession plan of the company.
     When determining whether to nominate a current director to be reelected as a director, the Nominating and Corporate Governance Committee must review the performance of the director during the prior year using performance criteria established by the Nominating and Corporate Governance Committee which, at a minimum, shall include:
•	attendance at Board and Committee meetings;

•	preparedness for Board and Committee meetings;

•	quality of objectivity in exercising business judgment;

•	participation at Board and Committee meetings; and

•	candor toward other directors, management and professionals retained by the company.
     The Nominating and Corporate Governance Committee has no specifically defined process for identifying and evaluating nominees, but it seeks to identify potential candidates for membership on the Board through conversations with members of the Board, senior management and other constituencies. The Nominating and Corporate Governance Committee may from time to time engage a third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Nominating and Corporate Governance Committee is also responsible for reviewing the qualifications and performance of incumbent directors to determine to recommend them to the Board of Directors as nominees for re-election.
     The Nominating and Corporate Governance Committee also considers nominees proposed by our stockholders in accordance with the provisions contained in our bylaws. Nominations made by stockholders must be made by written notice setting forth the information required by our certificate of incorporation received by the secretary of the company at least 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting for an election of directors at an annual meeting, or within ten days of the date on which notice of a special meeting for the election of directors is first given to stockholders for an election of directors at a special meeting. Stockholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Secretary, First Acceptance Corporation, 3813 Green Hills Village Drive, Nashville, Tennessee 37215.
     In addition, the Nominating and Corporate Governance Committee is responsible for reviewing and recommending corporate governance policies for the company; reviewing potential director conflicts of interest; evaluating Board performance, including the effectiveness of current Board policies and practices; and reviewing any regulatory requirements relating to the continuing education of directors. The Nominating and Corporate Governance Committee operates under a written charter adopted by the full Board of Directors. Members of the Nominating and Corporate Governance Committee are Messrs. Bobbitt, Cash and Shipp, all of whom are independent directors. During fiscal 2006, the Nominating and Corporate Governance Committee met three times.

How Often Did the Board Meet During Fiscal 2006?
     The Board of Directors met six times during fiscal 2006. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees on which the director served. All of the directors other than Mr. Olson attended our 2005 annual meeting of stockholders.
How Do I Communicate with the Board?
     Stockholders can send communications to the Board of Directors and, if applicable, to specified individual directors c/o First Acceptance Corporation, 3813 Green Hills Village Drive, Nashville, Tennessee 37215. All stockholder communications will be forwarded directly to the Board of Directors or, if applicable, to specified individual directors.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Donald J. Edwards, our former President and Chief Executive Officer and a current director, was terminated as our President and Chief Executive Officer on April 30, 2004. In connection with Mr. Edwards separation from the company, we entered into a Separation Agreement with Mr. Edwards. Pursuant to the terms of the Separation Agreement, we agreed to provide Mr. Edwards and his family with medical and dental insurance coverage through July 1, 2007 on terms consistent with the insurance provided to our other senior executives. We also agreed to reimburse Flexpoint Partners, LLC, an entity controlled by Mr. Edwards, for all expenses incurred by Flexpoint Partners pursuant to the lease for its office space located in Chicago, Illinois. The lease expires on August 31, 2009. During the 2006 fiscal year, we paid Mr. Edwards and Flexpoint Partners an aggregate of $204,368 pursuant to the Separation Agreement.
     Effective May 1, 2004, we entered into an Advisory Services Agreement with Flexpoint Partners pursuant to which Flexpoint Partners renders advisory services to us in connection with financings, mergers and acquisitions and other related matters. Pursuant to the Advisory Services Agreement, we pay Flexpoint Partners a quarterly fee of $62,500 and reimburse it for its reasonable expenses incurred in connection with providing those advisory services. The Advisory Services Agreement expires on April 30, 2008. The Advisory Services Agreement may be terminated by us if Flexpoint Partners fails or refuses to perform its services pursuant to the agreement, does any act, or fails to do any act, which results in an indictment for or conviction of a felony or other similarly serious offense or upon the written agreement of Flexpoint Partners. Flexpoint Partners may terminate the agreement upon our written consent or if we are in material breach of our obligations thereunder. During the 2006 fiscal year, we paid Flexpoint Partners advisory services fees of $250,000 and reimbursed it for $20,600 of expenses pursuant to the Advisory Services Agreement.

AUDIT COMMITTEE REPORT
     The Audit Committee of the Board of Directors is composed of three directors who are independent directors as defined under the applicable rules of The New York Stock Exchange. The Audit Committee operates under a written charter adopted by the full Board of Directors. The Audit Committee’s responsibilities include oversight of our independent auditors and internal audit function, as well as oversight of our financial reporting process on behalf of the full Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. Our independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.
     In this context, for fiscal 2006, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the company and its management. The Audit Committee has considered whether the independent auditors’ provision of non-audit services to the company is compatible with maintaining the auditors’ independence.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the full Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2006, which was filed with the SEC.
Rhodes R. Bobbitt
Tom C. Nichols
William A. Shipp, Jr.
     The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION
Report of the Compensation Committee on Executive Compensation
     Decisions regarding compensation of our executive officers are made by the Compensation Committee of our Board of Directors. Each member of the Compensation Committee is an independent director. It is the responsibility of the Compensation Committee to determine whether, in its judgment, the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve our best interests and the best interests of our stockholders. The Compensation Committee also is responsible for administering our stock incentive plans.
What Is Our Philosophy of Executive Officer Compensation?
     The Compensation Committee believes that the primary objectives of our executive compensation policies should be:
•	To attract and retain talented executives by providing compensation that is, overall, competitive with the compensation provided to executives at companies of comparable position in our industry, while maintaining compensation within levels that are consistent with our annual budget, financial objectives and operating performance;

•	To provide appropriate incentives for executives to work toward the achievement of our annual financial performance and business goals based on our annual budget; and

•	To more closely align the interests of executives with those of stockholders and the long-term interests of the company by providing long-term incentive compensation in the form of stock options or other equity-based long-term incentive compensation.
     The Compensation Committee believes that our executive compensation policies should be reviewed annually in light of our financial performance and our annual budget. The compensation of individual executives should then be reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.
     The Compensation Committee believes that, in setting and reviewing executive compensation, in addition to corporate performance, it is appropriate to consider the level of experience and responsibilities of each executive, as well as the personal contributions a particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, analytical skills, and organizational development are deemed to be important qualitative factors to take into account in considering levels of compensation. The chief executive officer presents to the Compensation Committee his assessment of the other executives, their accomplishments and individual and corporate performance. No relative weight is assigned to these qualitative factors, which are applied subjectively by the Compensation Committee.
     Base Salary. Base compensation for Stephen J. Harrison and Thomas M. Harrison, Jr. is established by the terms of employment agreements between the company and those executives. These agreements provide for a minimum base salary, adjusted for such increases as the Compensation Committee shall determine to be appropriate. Base compensation for our other executive officers is determined by the Compensation Committee in its discretion. In determining whether an increase in base compensation for the executive officers is appropriate, the Compensation Committee will review recommendations of management and consult with the chief executive officer. After taking into consideration these recommendations and consultations, the contributions of each executive and the performance of the company, the Compensation Committee will subjectively determine appropriate levels of base compensation. In fiscal 2006, the Compensation Committee increased the base salary of Randy L. Reed, our Senior Vice President, Sales and Marketing, by 15.4%. The Compensation Committee did not increase the base salaries of any other executive officers. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors applied in reaching its base compensation decisions.
     Annual Bonus. The Compensation Committee considers that compensation should be linked primarily to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee relies on cash bonuses awarded to executive officers. Pursuant to the terms of their employment agreement, Stephen J. Harrison and Thomas M. Harrison, Jr. are entitled to annual bonuses equal to 100% and 50%, respectively, of their annual salary. They may receive an additional bonus at the discretion of the Compensation Committee. Bonuses for other executive officers are determined by the Compensation Committee in its discretion. For the fiscal year ended June 30, 2006, bonuses approved by the Compensation Committee ranged from 16% to 45% of base salary.
     Stock Options and 401(k) Plan. Stock options and contributions under our 401(k) plan are the principal vehicle for payment of long-term compensation. The 401(k) plan provides for a matching contribution by us of 100% of the participant’s voluntary salary contributions of the first 3% of the participant’s salary contributed by the participant, plus 50% of the next 2% of salary, up to the maximum voluntary salary contribution established by the U.S. Department of Labor. The Compensation Committee believes that long-term stock-based incentive compensation should be structured so as to closely align the interests of the executives with the interests of our stockholders and, in particular, to provide only limited value in the event that our stock price fails to increase over time. The Compensation Committee determines the award of stock option grants to the executive officers and takes into account the recommendations of the chief executive officer prior to approving annual awards of long-term stock-based incentive compensation. During fiscal 2006, the Compensation Committee did not award any stock options.
How is Our Chief Executive Officer Compensated?
     The Compensation Committee believes that the compensation of our chief executive officer is consistent with its general policies concerning executive compensation and is appropriate in light of our financial objectives and performance. Awards of long-term incentive compensation to our chief executive officer are considered concurrently with awards to other executive officers and follow the same general policies as such other long-term incentive awards. The terms of Mr. Harrison’s compensation are set forth in his employment agreement. The Compensation Committee did not make any changes to Mr. Harrison’s base salary during 2006. Mr. Harrison’s annual bonus is based 50% upon qualitative factors and 50% on subjective factors to be determined by the Compensation Committee. For fiscal 2006, Mr. Harrison earned a bonus of $225,000, or 45% of his base salary.
How Are We Addressing Internal Revenue Code Limits on Deductibility of Compensation?
     Section 162(m) of the Internal Revenue Code of 1986, enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer and four other most highly compensated executive officers. Under Internal Revenue Service regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee does not believe that any of the executive compensation arrangements for fiscal 2006 will result in the loss of a tax deduction pursuant to Section 162(m). The Compensation Committee expects to continue to monitor the application of Section 162(m) to executive compensation and will take appropriate action if it is warranted in the future.
Harvey B. Cash
Tom C. Nichols
Lyndon L. Olson, Jr.

Employment Agreements
     In connection with the acquisition of USAuto Holdings, the we entered into Employment Agreements with each of Stephen J. Harrison, our President and Chief Executive Officer, and Thomas M. Harrison, Jr., our Executive Vice President and Secretary. Each of the Employment Agreements provides that the executive will serve in his current position until his resignation, death or disability (as defined in the Employment Agreements) or until his termination by the Board of Directors, at any time with or without cause (as defined in the Employment Agreements). Under the Employment Agreements, Stephen J. Harrison and Thomas M. Harrison, Jr. receive an annual base salary of $500,000 and $300,000, respectively, and are entitled to an annual bonus of up to 100% and 50%, respectively, of such base salary based upon the executive’s attainment of performance based objectives and targets, as established by the Board of Directors.
     If the executive’s employment is terminated by the company without cause or by the executive with good reason (as defined in the Employment Agreements), the executive is entitled to continue to receive (i) his then current base salary until the later of April 30, 2009 and the second anniversary of the date of termination of employment and (ii) a lump sum payment for each 12-month period that falls within the severance period equal to the bonus paid to the executive for the fiscal year immediately preceding the year in which the termination of employment occurs. In addition, we have agreed to pay the executives an additional amount, if any, for any excise taxes as a result of the foregoing payments. The executive also shall be entitled to continue to receive all employee benefits during the severance period. If the executive’s employment is terminated by the company due to disability, the executive is entitled to continue to receive 60% of his then current base salary and continuation of all employee benefits until the later of April 30, 2009 and the second anniversary of the date of termination of employment.

Summary Executive Compensation Table
     The following table provides information as to annual, long-term or other compensation for our Chief Executive Officer and our four other highest paid executive officers during the 2006 fiscal year.

		Annual Compensation			Long-Term
					Compensation
				All Other	Number of Stock
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Options Granted
Stephen J. Harrison	2006	$500,000	$225,000	$8,787	—
President and Chief Executive Officer(3)	2005	$500,000	$282,152	$9,625	—
	2004	$83,333	$—	$2,500	—

Thomas M. Harrison, Jr.	2006	$300,000	$100,000	$8,125	—
Executive Vice President and Secretary	2005	$300,000	$84,645	$6,750	—

William R. Pentecost	2006	$191,650	$30,000	$6,708	—
Chief Information Officer	2005	$187,294	$20,000	$2,875	50,000

Randy L. Reed	2006	$175,000	$40,000	$5,950	—
Senior Vice President — Sales and Marketing	2005	$148,154	$35,000	$3,204	—

Michael J. Bodayle	2006	$164,300	$41,667	$5,750	—
Chief Financial Officer — Insurance Company Operations	2005	$164,300	$8,000	$2,652	—

(1)	Reflects bonuses earned during the fiscal year.

(2)	Other compensation includes matching amounts paid under our 401(k) Plan.

(3)	Stephen J. Harrison became President and Chief Executive Officer, and Thomas M. Harrison, Jr. became Executive Vice President and Secretary, on April 30, 2004.
Compensation Committee Interlocks and Insider Participation
     During fiscal 2006, the Compensation Committee of the Board of Directors was composed of Harvey B. Cash, Tom C. Nichols and Lyndon L. Olson, Jr. None of these persons has at any time been an officer or employee of the company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.
Option Grants for Fiscal 2006
     There were no options granted during fiscal 2006 under the 2002 Long Term Incentive Plan.

Stock Option Exercises for Fiscal Year 2006 and Fiscal Year-End Values
     The table below sets forth the following information with respect to the value of stock options held by named executive officers at June 30, 2006. None of the named executive officers exercised stock options during 2006.

			Number of Securities Underlying		Value of Unexercised
			Unexercised Options at		In-The-Money Options at
			June 30, 2006		June 30, 2006(1)
	Shares
	Acquired
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen J. Harrison	—	—	43,338	56,662	$222,757	$291,243
Thomas M. Harrison, Jr.	—	—	43,338	56,662	$222,757	$291,243
William R. Pentecost	—	—	10,000	40,000	$36,500	$146,000
Randy L. Reed	—	—	10,000	40,000	$36,500	$146,000

(1)	The aggregate dollar value of the options held at year-end are calculated as the difference between the fair market value of the common stock as reported on The New York Stock Exchange on June 30, 2006 ($11.78) and the respective exercise prices of the stock options, multiplied by the number of shares subject to the options.
Equity Compensation Plan Information
     The following table summarizes information with respect to our equity compensation plans as of June 30, 2006.

Number of Securities
Remaining Available For
	Number of Securities To	Weighted Average	Future Issuance Under
	Be Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(excluding securities reflected
Plan Category	Warrants and Rights	Warrants and Rights	in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,080,678	$3.37	3,977,322
Equity compensation plans not approved by security holders	—	—	—

Total	4,080,678	$3.37	3,977,322

Comparison of Cumulative Total Returns
     The following graph compares the performance of our common stock with the performance of a market index and a peer group index. The market index is the Russell 3000 Index, and the peer group index is the S&P 500 Property & Casualty Index. The graph covers the period from June 30, 2001 through June 30, 2006 and assumes that $100 was invested on June 30, 2001 in our common stock, the Russell 3000 Index and the S&P Property & Casualty Insurance Index and that all dividends were reinvested.

	6/30/01	6/30/02	6/30/03	6/30/04	6/30/05	6/30/06
First Acceptance Corporation	100	92	129	166	224	279
Russell 3000	100	83	83	100	109	119
S&P Property & Casualty Insurance	100	93	89	106	120	127

PROPOSAL 2 — RATIFICATION OF INDEPENDENT AUDITORS
     The Audit Committee has selected Ernst & Young, LLP to serve as our independent auditors for the current fiscal year, and the stockholders are requested to ratify this appointment. The Audit Committee of the Board of Directors approved the engagement of Ernst & Young as our independent registered public accounting firm for the fiscal year ended June 30, 2006 effective September 27, 2005. A representative of Ernst & Young is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions. Stockholders should recognize that the ratification of the appointment of Ernst & Young does not preclude the Audit Committee from subsequently determining to change independent auditors if the Audit Committee determines such action to be in the best interests of the company and its stockholders.
     KPMG LLP (“KPMG”) was previously the principal accountant for the Company. On September 27, 2005, the Audit Committee of the Board of Directors of the company terminated KPMG’s appointment as our independent registered public accounting firm.
     The audit reports of KPMG on the consolidated financial statements of the company as of and for the years ended June 30, 2005 and June 30, 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of June 30, 2005 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.
     In connection with the audits of the fiscal years ended June 30, 2005 and June 30, 2004, and the subsequent interim period through September 27, 2005, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference in connection with its opinion to the subject matter of the disagreement. In connection with the audits of the fiscal years ended June 30, 2005 and June 30, 2004, and during the subsequent interim period through September 27, 2005, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.
Fees Billed to Us by Ernst & Young, LLP During 2006 and KPMG LLP During 2005
     Audit Fees. The aggregate audit fees billed by Ernst & Young and KPMG, respectively, for the fiscal years ended June 30, 2006 and June 30, 2005 were $739,750 and $788,500. The fees include professional services and expenses for annual audits and quarterly reviews of our financial statements.
     Audit-Related Fees. There were no audit-related fees billed by Ernst & Young for the fiscal year ended June 30, 2006. The aggregate fees billed by KPMG for audit-related services for the fiscal year ended June 30, 2005 were $12,778. These fees related to the review of compliance documentation relating to Section 404 of the Sarbanes-Oxley Act of 2002 and the review of a Registration Statement on Form S-8 filed with the Securities and Exchange Commission.
     Tax Fees. There were no tax fees billed by Ernst & Young for the fiscal year ended June 30, 2006. The aggregate fees billed by KPMG for tax services for the fiscal year ended June 30, 2005 were $59,000. These fees related to the preparation of federal and state income tax returns for the company.
     All Other Fees. No amounts were billed by Ernst & Young or KPMG during the fiscal years ended June 30, 2006 and 2005 that would be categorized as All Other Fees.

Audit Committee Pre-Approval Policies and Procedures.
     Our Audit Committee has adopted a policy, contained in its Restated Charter, which provides that our Audit Committee must pre-approve all audit and non-audit services provided to the company by our independent auditors. This policy is administered by our senior management, which reports throughout the year to the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young and KPMG during fiscal 2006 and 2005.
Auditor Rotation Policies
     Ernst & Young maintains partner rotation policies in accordance with the rules promulgated by the SEC. Such rules have required rotation of the lead audit partner after five years of assignment to the engagement.
Required Vote; Recommendation of the Board
     Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter. A properly executed proxy marked “ABSTAIN” with respect to this proposal will have the same effect as a vote against the proposal. Broker nonvotes will not affect this proposal, provided that a quorum has been established. However, as discussed elsewhere in this proxy statement, both abstentions and broker nonvotes will factor into the determination of the existence of a quorum.
     The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young, LLP as First Acceptance Corporation’s independent auditors.
OTHER MATTERS
     As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
ADDITIONAL INFORMATION
     Stockholder Proposals for the 2007 Annual Meeting. Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, stockholder proposals submitted in accordance with applicable rules and regulations for presentation at our next annual meeting and received at our executive offices no later than June 11, 2007 will be considered for inclusion in our proxy statement and form of proxy relating to the 2007 annual meeting.
     For other stockholder proposals to be timely (but not considered for inclusion in our proxy statement), a stockholder’s notice must be received at our executive offices no later than August 25, 2007, and should otherwise comply with the advance notice provisions of our certificate of incorporation. For proposals that are not timely filed, we retain discretion to vote the proxies that we receive. For proposals that are timely filed, we retain discretion to vote the proxies that we receive, provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement.
     Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by us. We will bear the cost of soliciting proxies in the enclosed form. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by mail, personal conversations, telephone, telex, facsimile or electronic means. Upon request, we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock.

     Financial Statements Available. A copy of our 2006 Annual Report to Stockholders containing our Annual Report on Form 10-K for the year ended June 30, 2006 and other information accompanies this proxy statement.
     Householding Information. As permitted by the SEC’s proxy statement rules, we will deliver only one copy of our 2006 Annual Report to Stockholders or this proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of our annual reports or proxy statements may request delivery of a single copy.
     Requests in this regard should be addressed to:
Thomas M. Harrison, Jr.
Secretary
First Acceptance Corporation
3813 Green Hills Village Drive
Nashville, TN 37215
(615) 844-2811

FIRST ACCEPTANCE CORPORATION
Proxy Solicited on Behalf of the Board of Directors of
the Company for the Annual Meeting, November 9, 2006
You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations which are FOR the election of the named nominees as directors and FOR Proposal 2. The Proxies cannot vote your shares unless you sign and return this card. This Proxy may be revoked in writing at anytime prior to the voting thereof.

☐	▼ DETACH PROXY CARD HERE ▼

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒
Votes MUST be indicated(x) in Black or Blue ink.

1. Election of Directors (Proposal No. 1)

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote	☐	*EXCEPTIONS	☐
for all nominees listed below

Nominees:	Rhodes R. Bobbitt, Harvey B. Cash, Donald J. Edwards, Gerald J. Ford, Stephen J. Harrison, Thomas M. Harrison, Jr.,Tom C. Nichols, Lyndon L. Olson, Jr. and William A. Shipp, Jr.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).

*Exceptions

		FOR	AGAINST	ABSTAIN
2.	To ratify the election of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending June 30, 2007	☐	☐	☐

This Proxy, when properly executed, will be voted in the manner directed herein and will authorize the Proxies to take action in their discretion upon other matters that may properly come before the meeting. If no direction is made, the Proxy will be voted in accordance with the recommendations of the Board of Directors. Proxies are authorized to vote upon matters incident to the conduct of the meeting, such as approval of one or more adjournments of the meeting for the purposes of obtaining additional stockholder votes.
To change your address, please mark this box.				☐

To include any comments, please mark this box.				☐

SCAN LINE

Joint owners must each sign. Please sign your name(s) EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian, or corporate officer please give your FULL title. (PLEASE SIGN, DATE, AND MAIL TODAY.)

Date	Share Owner sign here	Co-Owner sign here

FIRST ACCEPTANCE CORPORATION
THIS IS YOUR PROXY
Dear Stockholder:
Your Proxy is being solicited by the Board of Directors of First Acceptance Corporation for the Annual Meeting of Stockholders to be held on November 9, 2006 at 9:30 a.m. local time, at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas 75201.
Enclosed with this Proxy is a Proxy Statement containing important information about the matters that you are being asked to approve.
Your vote is important. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by promptly returning your completed Proxy card prior to the Annual Meeting.
Please mark the boxes on the Proxy card below to indicate how your shares are to be voted, then sign the card, detach it and return your Proxy card in the enclosed envelope.
Thank you in advance for your prompt consideration of these matters.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

FIRST ACCEPTANCE CORPORATION
PROXY
BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
AT 9:30 AM, THURSDAY, NOVEMBER 9, 2006
THE CRESCENT CLUB, 200 CRESCENT COURT, 17TH FLOOR, DALLAS, TEXAS 75201
     The undersigned hereby constitutes and appoints each of Stephen J. Harrison and Thomas M. Harrison, Jr. his or her true and lawful agents and proxies with full power of substitution in each to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of First Acceptance Corporation held of record by the undersigned on the record date, at the Annual Meeting of Stockholders of First Acceptance Corporation, to be held at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas 75201, on November 9, 2006 at 9:30 a.m. local time, and at any adjournment or postponement thereof, on all matters coming before said meeting.
     ELECTION OF DIRECTORS: To elect each of Rhodes R. Bobbitt, Harvey B. Cash, Donald J. Edwards, Gerald J. Ford, Stephen J. Harrison, Thomas M. Harrison, Jr., Tom C. Nichols, Lyndon L. Olson, Jr. and William A. Shipp, Jr. to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier death, resignation or removal from office.
     The Board of Directors recommends a
vote FOR the election of all nominees for
director and FOR Proposal 2.
(SEE REVERSE SIDE)
FIRST ACCEPTANCE CORPORATION
P.O. BOX 11018
NEW YORK, N.Y. 10203-0018